Exhibit 23


CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated February 20, 1998 incorporated by reference and included in the Northeast Utilities Form 10-K for the year ended December 31, 1997 and to all references to our Firm included in this registration statement.

/s/Arthur Andersen LLP
Hartford, Connecticut
May 12, 1998